EvergreenBank Names Gordon Browning as Chief Financial Officer

SEATTLE, WA (MARKETWIRE) September 5, 2006: EvergreenBancorp (OTCBB: EVGG) announced the successful completion of its search for a new Chief Financial Officer. Gordon Browning will be joining the firm as Executive Vice President and Chief Financial Officer for the company and its primary subsidiary, EvergreenBank. Browning will be helping to manage the financial strategy of one of the few remaining local, independent banks in the Puget Sound region, which recently announced an 83% increase in 2006 second quarter net income.

Browning is a veteran banker with over 25 years of financial management experience and 16 years as a community bank executive officer. Browning served as CFO for Northwest Business Bank prior to that bank being acquired in late 2005. He has held the position of Chief Financial Officer at two other Pacific Northwest banks. In addition to his roles as Chief Financial Officer, Browning has held positions with the Whatcom County Treasurer’s office and the Federal Home Loan Bank of Seattle.

Gerry Hatler, President and CEO of EvergreenBank said, “I am pleased that Gordon Browning will be joining our team as Chief Financial Officer beginning September 11. Gordon brings a wealth of experience that will enrich this vital role at a time when we are seeing such tremendous results.”

Mr. Browning joined Mr. Hatler in making the announcement and said, “This new role for me is an opportunity to join a dynamic firm that is in an exciting growth phase of its long history. I am excited to become part of the future of EvergreenBank.”

Browning is a Pacific Northwest native, received a BA degree in finance from the University of Washington, and earned a designation as a Certified Cash Manager with the Treasury Management Association.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.